Exhibit 99.1

JOINT PRESS RELEASE OF FNB CORPORATION AND

VIRGINIA FINANCIAL GROUP, INC.

For more information contact:

Jeffrey W. Farrar

Executive Vice President and Chief Financial Officer

Virginia Financial Group, Inc.

(434) 964-2217

William P. Heath, Jr.	William B. Littreal
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
FNB Corporation	FNB Corporation
(540) 382-6041	(540) 381-6758

FNB CORPORATION SHAREHOLDERS APPROVE MERGER

WITH VIRGINIA FINANCIAL GROUP

Christiansburg and Charlottesville, Virginia. February 13, 2008 — Shareholders of FNB Corporation (FNB) (NASDAQ: FNBP) today approved the company’s proposed merger-of-equals transaction with Virginia Financial Group, Inc. (VFG), to create the largest independent commercial bank headquartered in Virginia.

As previously announced, shareholders of VFG approved the merger-of-equals transaction at a special meeting of VFG shareholders on February 12, 2008.

The merger, which is now subject only to completion of customary closing conditions, is expected to close by the end of February.

Under terms of the merger agreement, upon closing of the merger, FNB shareholders will receive 1.5850 shares of combined company common stock for each of their shares of FNB common stock. Each share of VFG common stock will become one share of common stock of the combined company.

The combined company will have assets of more than $3 billion and deposits of approximately $2.6 billion.

“We are delighted that our shareholders supported this merger with their proxy vote and understood the many benefits this transaction will bring to shareholders, customers, employees and the communities we will continue to serve,” said Bill Heath, President and Chief Executive Officer of FNB. “With only minimal overlap between our branch networks, FNB will gain immediate and substantial exposure to, and participation in, faster-growing markets. The new bank will be able to serve customers more effectively because of a greater scale, broader product mix and higher lending limits.”

At the same time, Heath continued, “This merger offers the ability to enhance FNB shareholder value while ensuring that FNB has an equal partner’s role in the future of the new company. More importantly, today’s vote also creates a major economic driver for western Virginia.”

“With today’s successful vote, we can look forward to completing the substantial integration work that is already underway in preparation for this approval,” said Greg Feldmann, Chief Operating Officer of FNB and CEO of subsidiary First National Bank. “I especially salute and thank our employees for their support of this transaction while at the same time continuing to provide outstanding customer service during a challenging time for our company.”

“We are deeply grateful for the support of the shareholders of both companies in approving this strategic merger,” said O. R. (Ed) Barham, Jr., President and CEO of VFG. “We are confident that the combination of our companies will enhance shareholder value and provide long-term benefits for our shareholders, customers, employees and the communities we serve.”

As previously disclosed, the combined company will be headquartered in Charlottesville, Virginia, with its banking subsidiary and operations center headquartered in Christiansburg, Virginia. The combined company will be governed by a Board of Directors of 18 directors, with equal representation from FNB and VFG. The banking subsidiary’s Board of Directors will also have equal representation from FNB and VFG. Heath will serve as Chairman of the Board for the combined company. Current VFG President and Chief Executive Officer O. R. Barham, Jr. will serve as President and Chief Executive Officer for the combined company. Feldmann will serve as President and Chief Executive Officer of the banking subsidiary. Raymond D. Smoot, Jr., current Chairman of the Board of FNB’s First National Bank, will serve as Chairman of the Board of the banking subsidiary. Current VFG Executive Vice President and Chief Operating Officer Litz Van Dyke will serve as Executive Vice President and Chief Operating Officer for the combined company, and current VFG Executive Vice President and Chief Financial Officer Jeffrey W. Farrar will serve as Executive Vice President and Chief Financial Officer for the combined company.

About FNB

FNB Corporation, through the activities of its affiliate, First National Bank, operates 27 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

About VFG

Virginia Financial Group, Inc. is a traditional community banking provider, offering a full range of business and consumer banking services including trust and asset management service via its trust company affiliate. Through the activities of its affiliates, Planters Bank and Trust Company of Virginia, Second Bank & Trust of Fredericksburg and Virginia Commonwealth Trust Company of Culpeper, VFG operates 35 full-service branches and 2 loan production offices.

Caution Regarding Forward-Looking Statements

Statements made in this release may be considered forward-looking statements, which speak only as of the date of this release and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger as well as other statements of expectations regarding the merger. Each of VFG and FNB intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The companies’ respective abilities to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of each of VFG and FNB and the resulting company, include but are not limited to: (1) the businesses of VFG and/or FNB may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by VFG or FNB with the Securities and Exchange Commission. VFG and FNB undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

This release shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

# # #